Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SUSGLOBAL ENERGY CORP.

FIRST: The name of the Corporation is SusGlobal Energy Corp.

SECOND: The registered office of the Corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The registered agent of the Corporation at that address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH 4.01 The total number of authorized shares of stock this Corporation is authorized to issue shall be 160,000,000 shares. The stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.

4.02 Common Stock. The total number of authorized shares of Common Stock shall be 150,000,000 shares with a par value of $.0001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders.

4.03 Preferred Stock. The total number of authorized shares of Preferred Stock shall be 10,000,000 shares with a par value of $.0001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)               Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b)              The number of shares to constitute the class or series and the designation thereof;

(c)               The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)              Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shal1 be redeemable and the manner of redemption;

(e)               Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f)               The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)               The preferences, ifany, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h)               Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)               Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the man nor prescribed by the laws of the State of '.Delaware. All rights herein conferred are gran ted subject to this reservation.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section , and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

TENTH: The incorporator is Marc Hazout, whose mailing address is SusGlobal Energy Corp., 200 Davenport Road, Toronto Ontario, M5R 1J2, Canada.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this ___ day of June 2016.

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           Incorporator